EXHIBIT 19
PVH CORP.

INSIDER TRADING POLICY
(Effective March 14, 2025)
1.0 GENERAL

1.1    The purchase and sale of securities while in possession of “material nonpublic information” (also referred to as “inside information”) relating to the issuer of such securities is prohibited under Federal securities law. This includes material nonpublic information of any other company obtained in the course of employment or other service. In addition, Federal securities law prohibits the selective disclosure of such information to others who may trade on the information.

1.2    In the course of performing their duties, directors, officers and associates of PVH Corp. have access to material nonpublic information about PVH or PVH’s businesses and may also have access to material nonpublic information about other companies.

1.3    In keeping with the high ethical and legal standards to which the officers, directors and associates of PVH have committed themselves, the Company has adopted this policy statement to ensure that each director, officer and associate of PVH complies with the Company’s standards and applicable laws, rules and regulations in relation to the purchase and sale of the Company’s securities and those of other issuers.

1.4    Violation of the policies set forth in this policy statement may subject directors, officers and associates of PVH both to civil liability and criminal penalties, as well as disciplinary action by PVH, up to and including dismissal.

2.0 STATEMENT OF POLICY

2.1    No director, officer or other associate of PVH may transact in securities of the Company while in the possession of material nonpublic information. Additionally, no director, officer or other associate of PVH may transact in securities of any other company while in the possession of material nonpublic information about that company or that would reasonably be expected to impact the market price of the securities of that company that was obtained in the course of their employment with or other service to PVH. In addition, it is PVH’s policy that PVH will not transact in its securities in violation of applicable securities laws or stock exchange listing standards.

2.1.1 Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Examples of material information include information regarding:

•earnings;
•mergers, acquisitions, divestitures, tender offers, joint ventures and significant changes in assets;
•changes in control;
•changes in directors or senior executive officers;
•events regarding the Company’s securities (such as repurchase plans, stock splits, changes in dividends, and public or private sales of additional securities); and
•bankruptcies or receiverships.

These examples are not exhaustive of the information or events that may be material and a broad view of the term should be taken. Material information can be positive or negative.

2.1.2 Information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. The public release alone of such information is not sufficient, as the information must be in the public domain for a sufficient amount of time for it to be absorbed by investors. Typically, one full business day is sufficient but the time can vary depending on factors such as the nature of the information and the means of disclosure.

2.2    The restrictions in this policy statement apply to a person’s spouse, minor children and anyone else living in his or her household, any family members who do not live in his or her household but whose securities transactions are directed by that person or are subject to that person’s influence or control (such as parents or children who consult with that person before they trade in securities), partnerships in which he or she is a general partner, trusts of which he or she is a trustee, and estates of which he or she is an executor. Directors, officers and other associates are responsible for compliance with this policy statement by such other persons.

2.3    The prohibitions on stock transactions include:

•open market purchases and sales of stock;
•gifts of securities or any charitable contribution (including to a charitable trust account) if the person making the gift has reason to believe that the recipient intends to sell the securities while the person making the gift is aware of material non-public information or during a blackout period;
•changes to the contribution rate or fund elections under any of the Company’s Associates Investment Plans (i.e., its 401(k) plans – collectively, the “AIP”) if a person is increasing his or her investment in, or wishes to begin investing in, the PVH Stock Fund investment option in the AIP or phantom stock in the Company’s Supplemental Savings Plan (“SSP”);
•the movement of funds into and out of the PVH Stock Fund investment option under the AIP or phantom stock under the SSP;
•the taking of loans or in-service withdrawals from the AIPs if a person is invested in the PVH Stock Fund; and
•the sale of stock to pay the exercise price of stock options or to satisfy tax obligations upon the vesting of restricted stock units (“RSUs”), performance share unit awards (“PSUs”) or other stock awards.

For this reason, persons subject to the regular quarterly trading blackouts (see 3.1.1 and 3.1.2 below) may want to consider entering into a sales plan under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as discussed in 2.5 below. The prohibitions do not include:

•changes to contributions for persons not invested in, and not seeking to invest in, the PVH Stock Fund investment option in the AIP or phantom stock in the SSP;
•decreases (but not other changes) in the level of contributions to the AIP generally or the PVH Stock Fund specifically, for persons investing in the PVH Stock Fund investment option in the AIP;
•decreases (but not other changes) in the level of contributions to the SSP generally or phantom stock specifically, for persons investing in phantom stock through the SSP;
•exercises of stock options granted under the Company’s stock plans, so long no stock is sold to pay the exercise price for the options being exercised and the stock received upon exercise is held and not sold until a time when the optionee is not in possession of material nonpublic information; and
•PVH’s withholding of stock to satisfy tax obligations upon the vesting of RSUs, PSUs or other stock awards.

2.4    Transactions that are “small”, that are believed to be opposite of the way the material nonpublic information is expected to move the stock price (i.e., sales when the seller believes the material nonpublic information will cause the stock price to rise or purchases when the purchaser believes such information will cause the stock price to decrease) and sales that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not generally considered to be exceptions to the law and, as such, are not permissible under the policies set forth herein. Although a transaction made as a result of an emergency situation is not generally considered to be an exception to the law, directors, officers and other associates of the Company may seek approval to engage in such a transaction if fully discussed with and cleared by PVH’s General Counsel and any other appropriate officer. Any such clearance is not legal advice that the transaction is in compliance with applicable law. Remember, hindsight is 20-20 and securities transactions, if they become subject to regulatory restrictions, will be viewed after-the-fact with the benefit of what actually happened to the Company or the stock.

2.5    Transactions effected pursuant to properly adopted sales plans permitted under Exchange Act Rule 10b5-1 are not subject to the trading prohibitions included in this policy statement. All persons desiring to put such a plan in effect must receive clearance to do so through the Chief Executive Officer and the General Counsel of PVH.

2.6    The Company’s directors and “Section 16 officers” (i.e., officers that are required to make filings pursuant to Section 16 of the Exchange Act, as identified by the Company) are prohibited under Section 16(b) of the Exchange Act from engaging in an open market purchase and an open market sale (or vice versa) of PVH stock within six months of each other. Because this type of short-term trading of Company securities may be distracting to associates and may unduly focus an associate on the Company’s short-term stock market performance instead of the Company’s long-term business objectives, associates not subject to the prohibitions set forth in Section 16(b) should limit the frequency of buying and selling for short-term profits.

2.7    The Company’s directors and Section 16 officers are prohibited under Section 16(c) of the Exchange Act from engaging in short sales of Company securities. Short sales evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, associates not subject to Section 16 should also refrain from short sales of Company securities.

2.8    The Company’s directors and Section 16 officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Other associates should be aware of the implications of holding Company securities in a margin account or pledging Company securities as collateral for a loan. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Securities pledged (or “hypothecated”) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. As a result, a margin sale or foreclosure sale may occur at a time when the associate is prohibited from trading in Company securities, thus resulting in a violation of the policies set forth herein and, possibly, Federal securities laws.

2.9    No director, officer or other associate of PVH may engage in hedging, monetization or similar transactions involving the Company’s securities, including, without limitation, options, warrants and other instruments convertible into PVH common stock or other securities of the Company. Hedging, monetization and similar transactions are typically intended to allow the holder to lock in all or a portion of the value of his or her stock holdings (including the value of unvested or unexercised equity awards, such as stock options and RSUs), often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities but without the full risks and rewards of ownership or the intended incentive effect of equity awards. As a result, the holder may no longer have the same objectives as the Company’s other stockholders and equity awards may no longer bear the incentive for performance for which they are intended. The foregoing prohibition is intended to make certain that the interests of the Company’s directors, officers and associates remain aligned with those of stockholders and recipients of equity awards continue to have the incentive to execute the Company’s long-term plans and oversee faithfully the Company’s performance for which the awards are intended.

2.10    No director, officer or other associate of PVH may disclose to others material non-public information about PVH, PVH’s businesses or any other company acquired in performing his or her duties. The foregoing prohibition applies whether or not one derives, or even intends to derive, any profit or other benefit from such disclosure or the actions of the person to whom the information is disclosed.

The policies set forth in this policy statement continue to apply after a director, officer or other associate terminates employment or service with PVH to the extent that such person is in possession of material inside information at the time of termination. The prohibitions remain applicable until the applicable information becomes public or ceases to be material.

3.0 PROCEDURES

3.1    The Company’s directors and senior executives (including, but not limited to, Section 16 officers), because of their position with PVH and their access to certain information, must clear all transactions in Company stock – purchases, sales, transfers of funds in and out of the PVH Stock Fund, etc. – through PVH’s General Counsel. Pre-clearance is also required for associates in the corporate controller’s office, as well as all other associates who have access to the information contained in the financial results. This is intended to avoid inadvertent violations of the policies and laws discussed in this policy statement, as well as to assist the directors and Section 16 officers of the Company in ensuring that their transactions comply with Section 16 and are timely reported. As with the policies set forth in the Statement of Policy set forth above, this requirement extends to the spouse, minor children and other persons living in the household of each such person, any family members who do not live in his or her household but whose securities transactions are directed by the director or officer or subject to that director’s or officer’s influence or control, partnerships in which such persons are a general partner, trusts of which they are a trustee and estates of which they are an executor. Any advice given will relate solely to the restraints imposed by law and will not constitute investment advice, nor a legal opinion that the transaction will or will not violate applicable law.

3.1.1    Although all trades by the Company’s directors, senior executives and other associates identified in the immediately preceding paragraph are subject to the preclearance requirement discussed in such paragraph, it should be noted that a blackout period covering such persons will always be in effect in advance of the release of annual and quarterly financial results. The blackout period for earnings typically commences two weeks before the end of each fiscal quarter but may vary for numerous reasons, as discussed below. Such blackouts will end one full business days after the release of such results. No trading may take place during the blackout period. The beginning of the blackout period depends on factors such the Company’s actual performance against projections, to the extent known prior to the end of the quarter, any updates on earnings publicly disclosed by the Company and factors in the marketplace and the Company’s industry generally.

3.1.2    The Company may also impose blackout periods during which directors, senior executives and other associates will be prohibited from trading in Company stock if the Company is in possession of material non- public information to which such persons have, may have, or may be perceived to have access.

3.1.3    The Company may not purchase its common stock on the open market during any blackout period referred to in the preceding paragraphs except pursuant to a plan adopted in accordance with Exchange Act Rule 10b5-1.

3.2    Any associate who is uncertain as to whether any news, development or other information would be considered material, or who otherwise has questions about whether he or she should be engaged in the trading of Company securities, may contact PVH’s General Counsel to discuss.

4.0 DISCLOSURE OF MATERIAL INFORMATION

4.1    It is the general policy of PVH that any material news affecting its financial position and businesses be released as soon as practicable. In this regard, the Company is subject to the disclosure rules of the New York Stock Exchange, where its securities are traded, as well as under the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. These rules and regulations require, in part, the prompt release of information concerning matters such as mergers, acquisitions, earnings, stock splits, dividends, new products, and major management and policy changes, and also regulate the manner of disclosure and types of information that may be disclosed in a non-public manner to analysts, representatives of brokerage and investment firms and funds, and others in the financial and investment industries. The Company’s policy statement regarding such disclosures is entitled “Information Disclosure Policy.”

Consistent with the Information Disclosure Policy and this policy statement, directors, officers and other associates of PVH must take appropriate measures to restrict access to, and disclosure of, material non-public information. Directors, officers and other associates also should not discuss internal matters with anyone outside the Company (including family members), except as required in the performance of his or her duties.
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